Exhibit 99.1

GLOBALSTAR ANNOUNCES PRICING OF PUBLIC OFFERING OF VOTING COMMON STOCK

COVINGTON, LA  October 5, 2017 - Globalstar, Inc. (“Globalstar”) (NYSE American: GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced the pricing of a registered underwritten public offering of 73,365,231 shares of its voting common stock at a price to the public of $1.65 per share, before underwriting discounts and commissions. The gross proceeds to Globalstar from the offering, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Globalstar, are expected to be approximately $121.1 million.  The offering is expected to close on October 11, 2017, subject to customary closing conditions.  Additionally, Globalstar granted the underwriters a 30-day option to purchase up to an additional 11,004,784 shares of voting common stock at the public offering price, less underwriting discounts and commissions.  All of the shares of voting common stock in the offering will be sold by Globalstar.

This offering is made to satisfy a requirement relating to the June 2017 credit agreement amendment. As required by the credit agreement with its senior lenders (the “Facility Agreement”), Globalstar intends to deposit 80% of the net proceeds from the offering in a restricted account for the benefit of the lenders under the Facility Agreement. The proceeds held in the restricted account are expected to be drawn to pay principal and interest due under the Facility Agreement in December 2017 and June 2018. Globalstar expects that the remainder of the proceeds will be used for general corporate purposes.

Morgan Stanley is acting as sole book-running manager for this offering. Cantor Fitzgerald & Co. and Chardan Capital Markets are acting as joint lead managers for the offering.

The offering is being made pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”). Before investing, please read the prospectus and the related prospectus supplement for the offered shares in the registration statement and other documents Globalstar has filed with the SEC for more complete information about Globalstar and this offering. These documents are available for free and may be obtained by visiting the SEC website at http://www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement are available by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction

About Globalstar, Inc.

Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company’s products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor contact information:

Kyle Pickens

kyle.pickens@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability, the completion of the proposed public offering of shares and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the SEC, including the prospectus and the prospectus supplement, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.